Exhibit 8.2
Suite 900, 607 14th Street, NW
Washington, DC 20005-2018
t 202 508 5800  f 202 508 5858

January 21, 2020

Board of Directors
First Advantage Bancorp
1430 Madison Street
Clarksville, TN 37040

Gentlemen:

We have acted as special counsel to First Advantage Bancorp, a Tennessee corporation (“First Advantage”), in connection with the preparation and filing of a Registration Statement on Form S-4 filed by Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed two-step merger of First Advantage, with and into Reliant, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2019, by and among Reliant; PG Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Reliant; and First Advantage. In the first merger (the “Merger”), Merger Sub will merge with and into First Advantage, with First Advantage continuing as the surviving corporation and a wholly owned subsidiary of Reliant. As soon as reasonably practicable following the Effective Time, First Advantage will merge with and into Reliant (the “Second Step Merger”), with Reliant continuing as the surviving corporation of the Second Step Merger. Together, the Merger and the Second Step Merger shall be referenced as the “Mergers.”

You have requested our opinion regarding whether the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

In providing our opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part of the Registration Statement (as amended or supplemented through the date hereof), and such other documents as we have

Board of Directors
First Advantage Bancorp
January 21, 2020

deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In addition, we have assumed that (i) the Mergers will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, correct, and complete; (iii) subject to the immediately following clause (iv), the representations made to us by Reliant and First Advantage in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, correct and complete and will be true, correct, and complete in all material respects as of the Effective Time and as of the Second Step Effective Time; and (iv) any representations made in the Representation Letters or in the Merger Agreement to the “Knowledge” of the representing party, or similarly qualified, are true, correct, and complete in all material respects as of the Effective Time and as of the Second Step Effective Time, in each case without such qualification. We have also assumed, with the consent of Reliant and First Advantage, that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Merger Agreement. If any of the above-described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is inconsistent with the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

The opinion set forth in this letter is based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our opinion. Our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” we are of the opinion that, under current law, the Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Code section 368(a) and that the U.S. federal income tax consequences of the Mergers to holders of Company Common Stock will be as described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences.”

Board of Directors
First Advantage Bancorp
January 21, 2020

This opinion addresses only the specific U.S. federal income tax consequences of the Mergers set forth above and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws of the transactions described in the Registration Statement, or any transaction related thereto. Further, our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect as of the date hereof. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and it is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
KILPATRICK TOWNSEND & STOCKTON LLP

By:	Heather L. Preston, a Partner